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                                                                      EXHIBIT 23





                         Independent Auditor's Consent


The Board of Directors and Shareholders
Diametrics Medical, Inc.


We consent to the incorporation by reference in the Registration Statement (Nos. 333-63689, 333-63687, 333-51951, 333-33257, 333-24169, 333-24167, 333-24079 and
33-83572) on Forms S-3 and S-8 of Diametrics Medical, Inc., of our report dated January 27, 2000, relating to the consolidated balance sheets of Diametrics Medical, Inc. and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the Annual Report on Form 10-K of Diametrics Medical, Inc.



                                                             /s/ KPMG LLP

Minneapolis, Minnesota
March 30, 2000